July 12, 2011

Maiden Holdings, Ltd. Comments on Net Underwriting Impact From Second Quarter U.S. Storm Activity

HAMILTON, Bermuda, July 12, 2011 (GLOBE NEWSWIRE) -- Maiden Holdings, Ltd. (Nasdaq:MHLD), in response to the unusual frequency of thunderstorm and tornado activity across the U.S. in the second quarter, has completed a detailed evaluation of the net expected impact of known or anticipated property losses on underwriting performance. While Maiden with its lower volatility business model is not a catastrophe-oriented reinsurer, the unusually high frequency of loss activity has impacted many of our clients in the south and Midwest areas of the U.S. Maiden has interacted with clients with potential exposure to these events and worked with those clients to identify known and anticipated losses. The anticipated underwriting impact in the second quarter, net of the company's quarterly provision for normalized catastrophe losses, totals approximately $9.5 million. None of the anticipated second quarter loss activity is related to the large global catastrophes of the first quarter of 2011.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Through our subsidiaries, which are each A- rated (excellent) by A.M. Best, we are focused on providing non-catastrophic, customized reinsurance products and services to small and mid-size insurance companies in the United States and Europe. As of March 31, 2011, Maiden had $3.1 billion in assets and shareholders' equity of $769.7 million.

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Forward Looking Statements

This release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in Item 1A. Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 as updated in periodic filings with the SEC. The Company undertakes no obligation to publicly update any forward-looking statements, except as may be required by law.

CONTACT:	Maiden Holdings, Ltd.

John Marshaleck

Schroders House

131 Front Street, 2nd Floor

Hamilton, HM 11 Bermuda

441.298.4902